NEWS FOR IMMEDIATE RELEASE	Contact Joe Hodas Frontier Airlines 720-374-4504 jhodas@flyfrontier.com	Frontier Airlines, Inc. Frontier Center One 7001 Tower Road Denver, CO 80249 P 720.374.4200 F 720.374.4375 frontierairlines.com

Frontier Airlines Holdings, Inc. Reports Fiscal Second Quarter 2008 Results

DENVER, Oct. 25 /PRNewswire-FirstCall/ -- Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today reported consolidated net income of $17.3 million, or $0.39 per diluted share, for the Company's second fiscal quarter ended September 30, 2007 compared to consolidated net income of $0.5 million, or $0.01 per diluted share, for the same period last year. Included in the consolidated net income for the quarter ended September 30, 2007 were non-cash mark to market derivative gains which decreased fuel expense by $1.6 million offset by $2.8 million of start-up costs associated with Lynx Aviation, and $1.5 million in accelerated depreciation related to Frontier's seat replacement project. These items decreased net income by $0.06 per diluted share. Included in the consolidated net income for the quarter ended September 30, 2006 were non-cash mark to market derivative losses which increased fuel expense by $3.5 million, net gains on the sale of Boeing assets of $0.3 million and $0.8 million of start-up costs for Lynx Aviation. These items, net of income taxes and bonuses, decreased consolidated net income by $0.06 per diluted share for the quarter ended September 30, 2006.

Chief Executive Officer's Comments

Frontier Airlines Holdings, Inc. President and CEO Sean Menke said, "First and foremost, a thank you to our dedicated and talented employees is in order, given that we achieved one of the best quarters in the history of this airline from every perspective possible including operational performance, load factors, revenue growth and profitability. While we carried record-breaking numbers of passengers, our operations responded with a level of service that positioned us as one of the top on-time performers in the industry; an anomaly in a season many pundits and observers termed 'the summer of pain' due to dismal on-time performance and completion factors around the country.

"My return to Frontier has been timed very well, as the fiscal second quarter was the first full quarter we realized results from revenue enhancements made by our marketing team in March, 2007. Those changes resulted in the record load factors of this summer, as well as a healthy 5.7 percent increase in year over year total mainline revenue per available seat mile (RASM) growth, placing us firmly in the industry's top half for unit revenue improvement. Even more impressive is that we achieved this dynamic revenue growth in spite of an 11.9 percent year over year increase in mainline capacity as measured by available seat miles (ASMs). Of course, the picture is not complete without noting that our fuel hedging program, combined with a diligent focus on non-fuel cost savings, resulted in a mainline cost per available seat mile (CASM) reduction of 0.9 percent. The successes surrounding the quarter are a strong testament to management initiatives to improve upon revenue production and containment of operating expenses."

Operating Highlights

During the quarter ended September 30, 2007, Frontier completed an industry leading 99.92 percent of all domestic flights. Frontier remained among the industry leaders in on-time performance, with 76.0 percent of all domestic flights arriving within the Department of Transportation's (DOT) established on-time criteria of 14 minutes within scheduled arrival time.

Mainline passenger revenue increased 17.9 percent as mainline revenue passenger miles (RPMs) grew at a rate of 22.3 percent during the fiscal second quarter, while mainline capacity growth as measured by mainline ASMs increased 11.9 percent from the same quarter last year. As a result, the airline's mainline load factor was 84.7 percent for its fiscal second quarter of 2008, 7.2 load factor points more than the mainline load factor of 77.5 percent during the same quarter last year. The airline's mainline break-even load factor, excluding special items, for the fiscal second quarter 2008 increased 3.1 load factor points from 75.4 percent in the fiscal second quarter of 2007 to 78.5 percent. This year over year increase was primarily the result of a 2.4 percent year over year increase in Frontier's mainline average length of haul, caused by the elimination of shorter haul routes such as Los Angeles to San Francisco, San Francisco to Las Vegas and Denver to Reno, as well as a year over year decrease of 3.2 percent in total mainline yield.

Mainline fuel cost per gallon, including non-cash mark to market derivative gains, was $2.26 during the quarter ended September 30, 2007, compared to $2.43 during the quarter ended September 30, 2006, a decrease of 7.0 percent.

The airline's mainline CASM for the fiscal second quarter, excluding fuel, was 6.30 cents compared to 6.20 cents for the same quarter last year, an increase of 1.6 percent. Included in mainline CASM, excluding fuel, for the quarter ended September 30, 2007 was $1.5 million in accelerated depreciation for Frontier's seat replacement project, which increased mainline CASM by 0.05 cents. Included in the mainline CASM, excluding fuel for the quarter ended September 30, 2006 was $0.3 million of net gains on the sale of Boeing assets.

Executive Vice President and Chief Financial Officer Paul Tate discussed the airline's quarter ended September 30, 2007 unit costs stating, "Given the fact that we had to manage our costs around more passenger related costs due to the 5.7 percent year over year total RASM increase, we were pleased with the overall CASM result. Our hedging program also helped us achieve what was certainly our best quarterly financial performance since pre-September 11, essentially reducing our fuel expense by $4.8 million on a realized, cash basis."

The Company had unrestricted cash of $181.1 million and a working capital deficit $69.3 million as of September 30, 2007. This compares to the Company's unrestricted cash and working capital deficit as of March 31, 2007 of $203.0 million and $18.9 million, respectively. The Company's decrease in working capital of $50.4 million is primarily due to two Lynx Aviation aircraft loans in the amount of $31.8 million which are classified as current due to the short-term nature of the financing agreements, capital expenditures net of pre-delivery payments applied and borrowings of approximately $26.2 million, and additional pre-delivery payments of $18.1 million offset by cash provided by operations. The Company has secured long-term financing for the two Lynx Aviation aircraft loans which will be completed upon Lynx Aviation obtaining FAA certification.

The airline's fleet in service on September 30, 2007 consisted of 22 owned Airbus A319 and A318 aircraft and 38 leased Airbus A319 and A318 aircraft.

Business developments during the quarter included:

•
Frontier Airlines Holdings, Inc. President and CEO Jeff Potter resigned and was replaced by new President and CEO Sean Menke. Potter will continue to serve on the Frontier Airlines Holdings, Inc. Board of Directors.

•	D. Dale Browning was appointed as the new Chairman of Frontier Airlines Holdings, Inc.'s Board of Directors.

•	Announced the first three Lynx Aviation Q400 markets: Wichita, Sioux City and Rapid City, all of which began service shortly after the end of the quarter.

•	Reported the delay of Lynx Aviation certification.

•	Lynx Aviation took delivery of its first two Bombardier Q400 aircraft.

•	Signed an agreement with Express Jet to subsidize peak flying to Lynx markets until FAA certification is secured.

•	Reported record breaking load factors in July, August and September.

•	Began non-stop service between Denver and Baton Rouge.

•	Announced non-Denver to Mexico service expansion including Albuquerque to Puerto Vallarta and Milwaukee to Cancun, all of which will begin December 15, 2007.

•	Announced new non-stop service between Denver and West Palm Beach beginning November 15, 2007.

•
Began transition plan to replace the seats in Frontier's Airbus fleet with lighter leather seats. The transition began in July and will continue over a period of 15 to 18 months to complete the entire Airbus fleet. Frontier will also add four additional seats to both the A318 and A319 beginning in the third fiscal quarter. The newly configured A318s will have 118 seats and the A319s will have 136 seats.

Menke concluded, "While it is important to take a few moments for our employees to reflect on the great achievements of the past quarter, they also recognize very well that only half of our fiscal year has been completed. On the upside, we continue to see the revenue and demand trends that began this summer, albeit seasonally adjusted. In addition, we are hopeful that a number of key initiatives will come to fruition during the current third fiscal quarter, including the certification of Lynx and its subsequent start of operations which will lower block hour costs and offer us additional flexibility in some of our smaller markets. However, all of our current momentum and growth is set against a very ominous backdrop of $90 per barrel fuel which doesn't appear ready to retreat any time soon. As a result, we anticipate incurring a pretax loss for the December quarter, excluding special items, but of a smaller magnitude than last year's December pretax quarterly loss, excluding special items.

"We have to continue to be hyper-vigilant about our non-fuel costs and we will be forced to scrutinize the profitability and potential longevity of every route in our system. In my brief time since returning to Frontier, I have made it very clear to the leadership of the Company that everything we do on a daily basis should be aligned with one goal only-a return to sustained profitability-and as such, there are no sacred cows and no stones that should be left unturned as we turn our attention to the second half of the fiscal year and to the future of Frontier Airlines."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on October 26, 2007, at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline's Web site at http://www.FrontierAirlines.com or using the following URL: http://www.vcall.com/IC/CEPage.asp?ID=110633.

 About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 6,000 aviation professionals. With 60 aircraft and one of the youngest Airbus fleets in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with its regional jet fleet, operated by Horizon and Republic Airlines, Frontier offers routes linking its Denver hub to 61 destinations, including 53 U.S. cities in 32 states spanning the nation from coast to coast, seven cities in Mexico, two cities in Canada and one in Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. In December 2006, Frontier was designated "Best Low Cost Carrier" in the U.S. by the readers of Business Traveler magazine. Frontier's maintenance department has received the Federal Aviation Administration (FAA) Diamond Award recognizing its advanced training standards for eight consecutive years, from 1999 to 2006. For more in-depth information on Frontier Airlines, please visit its Web site at http://www.frontierairlines.com.

 Legal Notice Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts, including certain statements by Messrs. Menke and Tate and projections of future performance, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the timing of and expense associated with expansion and modification of our operations in accordance with our business strategy or in response to competitive pressures or other factors; failure of our new markets to perform as anticipated; the inability to achieve a level of revenue through fares sufficient to obtain profitability due to competition from other air carriers and excess capacity in the markets we serve; the inability to obtain sufficient gates at Denver International Airport to accommodate the expansion of our operations; the inability to successfully lease or build a new maintenance hanger prior to a potential lease termination of our primary maintenance hanger located at DIA that is currently on a month-to-month sublease with Continental Airlines; general economic factors and behavior of the fare-paying public and its potential impact on our liquidity; terrorist attacks or other incidents that could cause the public to question the safety and/or efficiency of air travel; hurricanes and other natural forces and their impact on air transportation and oil production; operational disruptions, including weather; industry consolidation; the impact of labor disputes; enhanced security requirements; changes in the government's policy regarding relief or assistance to the airline industry; the economic environment of the airline industry generally; increased federal scrutiny of low-fare carriers generally that may increase our operating costs or otherwise adversely affect us; actions of airlines competing in our primary markets, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexican markets from the U.S.; the availability of suitable aircraft, which may inhibit our ability to achieve operating economies and implement our business strategy; the unavailability of, or inability to secure upon acceptable terms, debt or operating lease financing necessary to acquire aircraft which we have ordered; uncertainties regarding aviation fuel prices; inherent risks of entering into new business strategies, such as the start-up Lynx Aviation, which uses a different type of aircraft and will operate in different markets, and issues related to the timing of FAA certification for Lynx Aviation and the operating efficiency and dependability of the selected aircraft, a new regional jet partner, and various risk factors to our business discussed elsewhere in this report. Because our business, like that of the airline industry generally, is characterized by high fixed costs relative to revenues, small fluctuations in our revenue per available seat mile or cost per available seat mile can significantly affect operating results. Additional information regarding these and other factors may be contained in our SEC filings, including without limitation, our Form 10-K for the year ended March 31, 2007. These risks and factors are not exclusive, and we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this filing. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website at http://www.frontierairlines.com.

-Financial Tables To Follow-

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA (Unaudited)
(IN THOUSANDS)

	September 30,	March 31,
	2007	2007
Balance Sheet Data :
Cash and cash equivalents	$181,103	$202,981
Current assets	$352,218	$340,405
Total assets	$1,175,315	$1,042,868
Current liabilities	$421,516	$359,326
Long-term debt	$503,321	$451,908
Total liabilities	$950,026	$833,372
Stockholders' equity	$225,289	$209,496
Working capital (deficit)	$(69,298)	$18,921

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
CONSOLDIATED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE THREE MONTHS AND SIX MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Revenues:
Passenger - mainline	$327,369	$277,720	$631,049	$546,084
Passenger- regional partners	32,927	25,132	61,749	52,461
Cargo	1,653	1,962	3,163	3,581
Other	11,017	7,656	21,775	15,152

Total revenues	372,966	312,470	717,736	617,278

Operating expenses:
Flight operations	45,932	39,148	92,256	78,984
Aircraft fuel	107,372	101,450	212,084	191,864
Aircraft lease	28,247	27,326	56,577	53,208
Aircraft and traffic servicing	42,164	39,120	86,802	77,108
Maintenance	27,373	22,068	52,171	42,664
Promotion and sales	36,081	28,854	70,378	58,275
General and administrative	14,695	15,419	30,027	28,713
Operating expenses - regional partner	36,666	28,033	71,023	57,516
Aircraft lease and facility exit costs	-	-	-	(14)
(Gains) losses on sales of assets, net	26	(341)	4	(647)
Depreciation	11,863	8,304	22,264	15,836
Total operating expenses	350,419	309,381	693,586	603,507

Business interruption insurance proceeds	300	868	300	868

Operating income	22,847	3,957	24,450	14,639

Nonoperating income (expense):
Interest income	3,649	4,203	7,196	8,156
Interest expense	(9,170)	(7,840)	(17,637)	(14,672)
Other, net	(9)	29	(175)	74
Total nonoperating expense, net	(5,530)	(3,608)	(10,616)	(6,442)

Income before income taxes	17,317	349	13,834	8,197

Income tax expense (benefit)	-	(160)	-	3,731

Net income	$17,317	$509	$13,834	$4,466

Earnings per share:
Basic	$0.47	$0.01	$0.38	$0.12
Diluted	$0.39	$0.01	$0.33	$0.12

Weighted average shares of common stock outstanding:
Basic	36,642	36,600	36,638	36,595
Diluted	45,654	37,317	45,676	37,229

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
COMPARATIVE CONSOLIDATED OPERATING STATISTICS (1)
(unaudited)

	Three Months Ended September 30,				Six Months Ended September 30,
	2007	2006	Change		2007	2006	Change
Selected Operating Data - Mainline:

Passenger revenue (000s)	$327,369	$277,720	17.9%		$631,049	$546,084	15.6%
Revenue passengers carried (000s)	2,901	2,428	19.5%		5,623	4,832	16.4%
Revenue passenger miles (RPMs) (000s)	2,738,605	2,238,946	22.3%		5,329,511	4,523,498	17.8%
Available seat miles (ASMs) (000s)	3,232,320	2,888,964	11.9%		6,418,382	5,678,077	13.0%
Passenger load factor	84.7%	77.5%	7.2	pts.	83.0%	79.7%	3.3	pts.
Break-even load factor (2)	78.5%	75.4%	3.1	pts.	78.6%	77.2%	1.4	pts.
Block hours	66,785	59,603	12.0%		133,003	116,621	14.0%
Departures	27,143	25,297	7.3%		53,976	48,787	10.6%
Average seats per departure	128.7	129.7	(0.8%)		128.9	129.6	(0.5%)
Average stage length	925	881	5.0%		923	898	2.8%
Average length of haul	944	922	2.4%		948	936	1.3%
Average daily block hour utilization	12.1	12.0	0.8%		12.3	12.1	1.7%
Passenger yield per RPM (cents) (3), (4)	11.87	12.31	(3.6%)		11.76	11.99	(1.9%)
Total yield per RPM (cents) (4)	12.42	12.83	(3.2%)		12.31	12.49	(1.4%)
Passenger yield per ASM (RASM) (cents) (4)	10.06	9.54	5.5%		9.76	9.55	2.2%
Total yield per ASM (cents) (4)	10.52	9.95	5.7%		10.22	9.95	2.7%
Cost per ASM (cents) (CASM)	9.62	9.71	(0.9%)		9.62	9.60	0.2%
Fuel expense per ASM (cents)	3.32	3.51	(5.4%)		3.30	3.38	(2.4%)
Cost per ASM excluding fuel (cents) (5)	6.30	6.20	1.6%		6.32	6.22	1.6%
Average fare	$103.39	$104.20	(0.8%)		$102.44	$103.22	(0.8%)
Average aircraft in service	60.0	54.1	10.9%		59.2	52.7	12.3%
Aircraft in service at end of period	60	55	9.1%		60	55	9.1%
Average age of aircraft at end of period (years)	3.6	2.8	28.6%		3.6	2.8	28.6%
Average fuel cost per gallon - GAAP	$2.26	$2.43	(7.0%)		$2.27	$2.36	(3.8%)
Average fuel cost per gallon - excluding non-cash mark to market hedging (6)	$2.30	$2.35	(2.1%)		$2.24	$2.31	(3.0%)
Fuel gallons consumed (000's)	47,439	41,679	13.8%		93,514	81,400	14.9%

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
Comparative operating statistics (unaudited)
Continued

	Three Months Ended September 30,				Six Months Ended September 30,
	2007	2006	Change		2007	2006	Change

Selected Operating Data - Regional Partners:

Passenger revenue (000s)	$32,927	$25,132	31.0%		$61,749	$52,461	17.7%
Revenue passengers carried (000s)	330	242	36.4%		621	506	22.7%
Revenue passenger miles (RPMs) (000s)	210,462	146,784	43.4%		388,396	317,234	22.4%
Available seat miles (ASMs) (000s)	269,246	200,643	34.2%		512,990	415,524	23.5%
Passenger load factor	78.2%	73.2%	5.0	pts.	75.7%	76.3%	(0.6	pts.)
Passenger yield per RPM (cents)	15.65	17.12	(8.6%)		15.90	16.54	(3.9%)
Passenger yield per ASM (cents) (11)	12.23	12.53	(2.4%)		12.04	12.63	(4.7%)
Cost per ASM (cents) (CASM)	13.62	13.97	(2.5%)		13.84	13.84	0.0%
Average fare	$99.65	$103.95	(4.1%)		$99.50	$103.71	(4.1%)
Aircraft in service at end of period	12	9	33.3%		12	9	33.3%

	Three Months Ended September 30,				Six Months Ended September 30,
	2007	2006	Change		2007	2006	Change
Selected Operating Data - Combined:

Passenger revenue (000s)	$360,296	$302,852	19.0%		$692,798	$598,545	15.7%
Revenue passengers carried (000s)	3,231	2,670	21.0%		6,244	5,338	17.0%
Revenue passenger miles (RPMs) (000s)	2,949,067	2,385,730	23.6%		5,717,907	4,840,732	18.1%
Available seat miles (ASMs) (000s)	3,501,566	3,089,607	13.3%		6,931,372	6,093,601	13.7%
Passenger load factor	84.2%	77.2%	7.0	pts.	82.5%	79.4%	3.1%
Passenger Yield per RPM (cents) (3)	12.14	12.60	(3.7%)		12.04	12.29	(2.0%)
Total yield per RPM (cents)	12.65	13.10	(3.4%)		12.55	12.75	(1.6%)
Yield per ASM (cents)	10.22	9.73	5.0%		9.93	9.76	1.7%
Total yield per ASM (cents)	10.65	10.11	5.3%		10.35	10.13	2.2%
Cost per ASM (cents)	9.93	9.99	(0.6)%		9.93	9.89	0.4%

1.	Operating data excludes start-up costs of Lynx Aviation (Lynx Aviation plans to begin revenue service during our third quarter of fiscal year 2008).

2.
“Break-even load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

A reconciliation of the components of the calculation of break-even load factor is as follows:

	Three months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Net income	$(17,317)	$(509)	$(13,834)	$(4,466)
Income tax benefit (expense)	-	160	-	(3,731)
Passenger revenue	327,369	277,720	631,049	546,084
Revenue - regional partner	32,927	25,132	61,749	52,461
Lynx Aviation start-up expenses	(2,831)	(757)	(5,059)	(757)
Charter revenue	(2,301)	(2,216)	(4,496)	(3,605)
Operating expenses - regional partner	(36,666)	(28,033)	(71,023)	(57,516)

Passenger revenue - mainline (excluding charter and regional partner revenue) required to break even (based on GAAP amounts)	$301,181	$271,497	$598,386	$528,470

Non-GAAP adjustments:
Gain (losses) on sales of assets	(26)	341	(4)	647
Accelerated depreciation on aircraft seats	(1,515)	-	(2,874)	-
Non-cash mark to market derivative gain (loss)	1,566	(3,515)	(2,177)	(3,700)

Passenger revenue- mainline (excluding charter and regional partner revenue) required to break-even (based on adjusted amounts)	$301,206	$268,323	$593,331	$525,417

Calculation of mainline break-even load factor using GAAP amounts:

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Passenger revenue- mainline (excluding charter and regional partner revenue) required to break even (based on GAAP amounts) ($000s)	$301,181	$271,497	$598,386	$528,470
Mainline yield per RPM (cents)	11.87	12.31	11.76	11.99

Mainline revenue passenger miles (000s) to break even assuming constant yield per RPM	2,537,329	2,205,500	5,088,316	4,407,590
Mainline available seat miles (000's)	3,232,320	2,888,964	6,418,382	5,678,077
Mainline break-even load factor using GAAP amounts	78.5%	76.3%	79.3%	77.6%

Calculation of mainline break-even load factor using non-GAAP amounts:

Passenger revenue (excluding charter and regional partner revenue) required to break even (based on adjusted amounts) ($000s)	$301,206	$268,323	$593,331	$525,417
Mainline yield per RPM (cents)	11.87	12.31	11.76	11.99

Mainline revenue passenger miles (000s) to break even assuming constant yield per RPM	2,537,540	2,179,716	5,045,332	4,382,127
Mainline available seat miles (000's)	3,232,320	2,888,964	6,418,382	5,678,077
Mainline break-even load factor using non-GAAP amounts	78.5%	75.4%	78.6%	77.2%

3.	“Passenger yield per RPM” is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

4.
For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006

Passenger revenues - mainline, as reported	$327,369	$277,720	$631,049	$546,084
Less: charter revenue	2,301	2,216	4,496	3,605
Passenger revenues - mainline excluding charter	325,068	275,504	626,553	542,479
Add: Passenger revenues - regional partner	32,927	25,132	61,749	52,461
Passenger revenues, system combined	$357,995	$300,636	$688,302	$594,940

5.
This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

6.
“Average fuel cost per gallon” excludes a non-cash mark to market derivative gain of $1,566,000 and a loss of $2,177,000 for the three and six months ended September 30, 2007, respectively. Average fuel cost per gallon for the three and six month ended September 30, 2006 excludes non-cash mark to market derivative losses of $3,515,000 and $3,700,000, respectively.